Exhibit 99.1

STRATA Filed its Quarterly Reports for the First Three Quarters of 2019 on Form 10-Q

Company recurring revenue segment revenue up 13% for the nine months ended September 30, 2019 over comparable period in 2018

Company recurring revenue segment gross margins for the nine months ended September 30, 2019 and 2018 were 68.0% and 62.5%, respectively

Company generated $1.6 million adjusted EBITDA for the nine months ended September 30, 2019 including charges of approximately $1.7 million in one-time accounting and legal costs associated with the delinquent filings

Cash position as of September 30, 2019 is $16.2 million

Company ended the quarter with 784 domestic and 2 international recurring revenue devices, an increase of 40 devices from the beginning of 2019

Horsham, PA, November 18, 2019 — STRATA Skin Sciences, Inc. (NASDAQ: SSKN) (“STRATA” or the “Company”), a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing, and marketing innovative products for the treatment of dermatologic conditions, today announced that it has completed and filed all periodic reports required to meet the Nasdaq listing requirements as required by Rule 5150(c)(1).  The Company will continue to trade pending a hearing on November 21, 2019 and the issuance of a final determination by the Nasdaq Hearings Panel regarding the Company’s continued listing.

Commenting on the filings, Dr. Dolev Rafaeli, STRATA’s President and CEO, said: “We are very pleased to have completed the financial filings required to regain compliance with our Nasdaq listing obligations. We can now turn our focus to driving organic and strategic growth, taking advantage of the core business strength and cash flow, allowing us to invest in the expansion of domestic and international markets”.

Domestic recurring revenue XTRAC install base for the seven quarters ended September 30, 2019:

•	During this seven quarter period, 182 devices were placed with new partners, 90 of which were placed in 2019
•	151 underperforming devices were removed (99, or 13%, of the installed base were removed in 2018) resulting in a net growth of 38 in the install base as of September 30, 2019
•	During the seven quarters, 30 devices were sold domestically (5 of which were sold in 2019), 17 of the 30 devices were sold to non-partner accounts that preferred owning the excimer laser
•	In 2019, the Company focused on growth of the installed base and intentionally limited the number of device sales as the focus was on comeback placements

	New Placements	Removals	Domestic Device Sales
Q1 2018	19	26	5 (to Partners)
Q2 2018	21	21	3 (to non-Partners)
Q3 2018	19	19	2 (to non-Partners); 3 (to Partners)
Q4 2018	33	33	7 (to non-Partners); 5 (to Partners)
2018 (Total)	92	99
Q1 2019	28	20	2 (non-Partners)
Q2 2019	25	15	2 (non-Partners)
Q3 2019	37	17	1 (non-Partner)
2019 (Total)	90	52
Grand Total (over seven quarters)	182	151

Under the recurring revenue business model, the Company has two types of arrangements. For the first type of arrangement, the Company sells treatment codes on an as needed basis to physicians. For the second type of arrangement, physicians purchase access codes on a fixed monthly billing basis.

By its nature, the first type of account arrangement fluctuates with the number of installed base and the number of patients treated per account while the second type of arrangement fluctuates by the number of such accounts. During the nine months ended September 30, 2018 and 2019, the recurring revenue partners of Strata (excluding those that have a fixed monthly billing) have used approximately 156,000 and approximately 196,000 treatment codes, respectively. In the same time period, the average revenue per treatment code increased by 3% (from $68.50 to $70.80) from such recurring revenue partners.

As the Company was rebuilding its value proposition by providing full suite of services to its accounts, including, but not limited to, direct-to-consumer advertising (“DTC”) and insurance reimbursements service, it has also focused on increasing the number of accounts that would partner on the upside as compared to a fixed monthly billing. That effort has increased the number of accounts in the former category to 662 up from 543 while decreasing the installed base for fixed monthly payers by 81 (or 40% of that installed base). This reduction in that installed base accounted for the difference between the treatment and average selling price growth and the overall revenue growth while driving the Company’s recurring revenue gross profit from 58.3% in the first quarter of 2018 to 68.0% for the nine months ended September 30, 2019.

Strata’s unique business model benefits from three levers – the number of partners, the number of procedures per partner and the average selling price per treatment code.  The combined variable usage partner clinic number growth and growth in the average selling price per treatment code resulted in revenue growth of 13% for the nine months ended September 30, 2019 as compared to the same period in 2018.

For the year ended December 31, 2018, the Company spent $1.2 million in DTC advertising and related expenses  resulting in approximately 22,000 leads, 4,000 appointments and 17,000 new patients.  For the nine months ended September 30, 2019, the Company generated approximately 38,000 leads, 5,000 appointments and 17,000 new patients with the same advertising efficiency. The Company expects to continue to expand its DTC efforts increasing patient awareness and placements for its partner clinics for treatment.

Reconciliation of Non-GAAP Measures

To supplement the Company’s condensed consolidated financial statements as reported in its Quarterly Report on Form 10-Q, prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), the Company provides certain non-GAAP measures of financial performance. These non-GAAP measures include non-GAAP adjusted EBITDA.

The Company’s reference to these non-GAAP measures should be considered in addition to results prepared under current accounting standards, but are not a substitute for, nor superior to, US GAAP results. These non-GAAP measures are provided to enhance investors' overall understanding of our current financial performance and to provide further information for comparative purposes.

Specifically, the Company believes the non-GAAP measures provide useful information to both management and investors by isolating certain expenses, gains and losses that may not be indicative of the Company’s core operating results and business outlook. In addition, the Company believes non-GAAP measures enhance the comparability of results against prior periods. Reconciliation of the US GAAP measure of net loss to non-GAAP measures included in this press release is as follows:

	For the Nine Months Ended September 30,
	2019	2018

Net Loss	$(3,275)	$(4,318)

Adjustments:
Depreciation/amortization	3,677	4,143
Income taxes	(111)	-
Interest expense, net	433	930

Non-GAAP EBITDA	724	755

Stock compensation	883	570
Change in fair value of warrants	-	101
Loss on disposal of property and equipment	-	280
Gain on cancellation of distributor rights agreement	-	(11)

Non-GAAP adjusted EBITDA	$1,607	$1,695

About STRATA Skin Sciences, Inc. (www.strataskinsciences.com)
STRATA Skin Sciences is a medical technology company in Dermatology and Plastic Surgery dedicated to developing, commercializing and marketing innovative products for the treatment of dermatologic conditions. Its products include the XTRAC® excimer laser and VTRAC® lamp systems utilized in the treatment of psoriasis, vitiligo and various other skin conditions; and the STRATAPEN® MicroSystem, marketed specifically for the intended use of micropigmentation.

The Company’s proprietary XTRAC® excimer laser delivers a highly targeted therapeutic beam of UVB light to treat psoriasis, vitiligo, eczema, atopic dermatitis and leukoderma, diseases which impact over 35 million patients in the United States alone. The technology is covered by multiple patents, including exclusive rights for patents for the delivery of treatment to vitiligo patients.

STRATA’s unique business model leverages targeted Direct to Consumer (DTC) advertising to generate awareness and utilizes its in-house call center and insurance advocacy teams to increase volume for the Company’s partner dermatology clinics.

The XTRAC business has used this proven DTC model to grow its domestic dermatology partner network to over 780 clinics, with a worldwide installed base of over 2,000 devices. The Company is able to offer 90% of DTC patients an introduction to physicians prescribing a reimbursable solution, using XTRAC, within a 10-mile radius of their house. The Company is a leader in dermatology in-clinic business generation for its partners.

Safe Harbor
This press release, and oral statements made regarding the subjects of this release contains "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995, or the Reform Act, which may include, but are not limited to, statements regarding the Company’s revenue growth estimates, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, including statements identified by words such as “believe,” “plan,” “seek,” “expect,” “intend,” “estimate,” “anticipate,” “will,” and similar expressions. All statements addressing the Company’s ability to generate the anticipated revenue stream, the Company’s ability to generate sufficient cash flow to fund the Company’s ongoing operations and research and development activities beginning at any time in the future, litigation and regulatory proceedings to which the Company might be subject; the Company’s ability to regain compliance with the Nasdaq listing requirements or that the hearing panel will agree to grant the Company’s request for continued listing on Nasdaq; the Company’s ability to implement business strategies, including its acquisition, business development and comeback strategies; the Company’s acquisition and business development strategy may not be successful in locating advantageous targets; the Company’s ability to successfully integrate any assets, liabilities, customers, systems and management personnel it acquires into its operations and its ability to realize related revenue synergies, strategic gains and cost savings may be significantly harder to achieve, if at all, or may take longer to achieve; potential goodwill impairment charges, future impairment charges and fluctuations in the fair values of reporting units or of assets in the event projected financial results are not achieved within expected time frames; the Company’s debt and debt service requirements which may restrict its operational and financial flexibility, as well as imposing unfavorable interest and financing costs; the Company’s ability to maintain its existing credit facilities or obtain satisfactory new credit facilities; regulatory and political factors or conditions affecting the Company and/or the medical device industry in general; the public’s reaction to the Company’s new advertisements and marketing campaigns under development, and the Company’s ability to build a leading franchise in dermatology and aesthetics, and the Company’s ability to grow revenues and sustain that growth as well as statements expressing optimism or pessimism about future operating results are forward-looking statements within the meaning of the Reform Act. The forward-looking statements are based on management’s current views and assumptions regarding future events and operating performance, and are inherently subject to significant business, economic, and competitive uncertainties and contingencies and changes in circumstances, many of which are beyond the Company’s control. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company does not undertake any obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. The foregoing factors, among others, could cause actual results to differ materially from those described in these forward-looking statements. For a list of other factors which could affect the Company’s results, including revenue growth estimates, see the Company’s filings with the Securities and Exchange Commission, including “Cautionary Note Regarding Forward-Looking Statements,” “Item 1A. Risk Factors,” and “Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018. No undue reliance should be placed on any forward-looking statements.

Investor Contacts:
Matthew Hill, Chief Financial Officer	Matthew Picciano, Managing Director
STRATA Skin Sciences, Inc.	LifeSci Advisors, LLC
215-619-3200	646-889-1200
ir@strataskin.com	mpicciano@lifesciadvisors.com